Exhibit 9.1

Investor Contact: Sharon Merrill Associates (617) 542-5300 trr@investorrelations.com	Company Contact: Thomas W. Bennet, Jr., CFO (978) 970-5600 tbennet@trcsolutions.com

TRC ANNOUNCES THIRD-QUARTER FISCAL 2009
FINANCIAL RESULTS

Lowell, MA, May 6, 2009 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting, and construction management services for the energy, environmental, and infrastructure markets, today announced financial results for the third fiscal quarter ended March 27, 2009.

Fiscal Third-Quarter Results

For TRC’s third quarter of fiscal 2009, gross revenue was $97.9 million compared with $108.0 million for the third quarter of fiscal 2008.  Net service revenue for the third quarter of fiscal 2009 was $63.7 million compared with $65.5 million for the same quarter in the prior year.  The Company believes net service revenue, rather than gross revenue, is the most relevant indicator of TRC’s revenue performance.

Net income for the third quarter of fiscal 2009 was approximately $0.5 million, or diluted earnings of $0.03 per common share, compared with a net loss of approximately $4.9 million, or $0.26 per share, for the comparable period of fiscal 2008.

Results for Nine Month Period Ended March 27, 2009

For the nine months ended March 27, 2009, gross revenue was $326.8 million compared with $342.6 million for the comparable period of the prior fiscal year.  Net service revenue for the first nine months of fiscal 2009 was $191.2 million compared with $203.1 million for the comparable period in fiscal 2008.

The net loss for the nine month period ended March 27, 2009 was approximately $18.8 million, or $0.98 per common share, compared with a net loss of approximately $93.0 million, or $4.99 per common share, for the comparable period of last year.  The net loss for the first nine months of fiscal 2009 includes a non-cash goodwill and intangible asset impairment charge of $21.4 million and the benefit of a $1.0 million federal income tax refund and related interest.  Excluding the non-cash goodwill and intangible asset

TRC

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impairment charge and the tax refund, TRC would have recorded net income for the first nine months of fiscal 2009 of $1.6 million, or diluted earnings of $0.08 per share.  The net loss for the first nine months of the prior fiscal year included $88.8 million in non-cash charges for goodwill impairment and provision of a full valuation allowance against net deferred tax assets. Excluding the effect of those non-cash charges, TRC would have recorded a net loss of $4.2 million, or $0.22 per share, for the first nine months of fiscal 2008.

The results for the third quarter and year-to-date period reflect the results for the Company’s three operating segments: Energy, Environmental, and Infrastructure.

Comments on the Results

“TRC continued its positive momentum in the third quarter, delivering higher gross margins and improved bottom-line results,” said Chris Vincze, TRC’s Chairman and Chief Executive Officer.  “As expected, net service revenues were down slightly on a year-over-year basis; however our backlog remains strong.  Despite the challenging market conditions and seasonally lower demand for our services, TRC reported its first profitable third quarter in five years as we benefited from our ongoing cost control initiatives.  We have significantly streamlined the organization during the past three years of our turnaround plan.  While we expect to further reduce our cost structure, delivering a profit in what is typically our weakest quarter validates the significant progress we have made.”

“During the third quarter, we executed well against our key objectives in all three of our business segments, Energy, Environmental and Infrastructure,” Vincze said.  “Our Energy segment was a steady performer throughout the third quarter. In particular, we received a number of multi-year energy efficiency services contracts.  Our Environmental business also was very active in the quarter with a number of new projects underway.  During the quarter, we also were pleased to be awarded several contracts that bundled different services, including RE Power, which we launched earlier this year.  We are encouraged by the favorable response from the marketplace to RE Power.”

Business Outlook

“Based on our transformational efforts during the past three years, TRC has adopted a leaner and far more efficient cost structure,” said Vincze.  “We also remain on track to put measures in place during the fiscal fourth quarter which will further reduce our annualized costs for the upcoming fiscal year.”

“While we are continuing to reduce costs and improve long-term margins, we are shifting our primary focus from turnaround initiatives to profitable organic growth,” Vincze said.  “Our new growth plan aims to simplify the business and implement a more comprehensive sales strategy over the next two years.  We believe that our streamlined organization provides us with a strategic advantage and significant flexibility at a time when many of our competitors are now being forced to restructure and reduce costs in light of the economic downturn.  We view this upcoming period as an opportunity for us to potentially achieve project wins in some of our key business lines.”

“Looking ahead, we expect the industries that we serve to benefit from the current U.S. government’s policies and program orientations,” Vincze said.  “We are already seeing early signs of that activity.  While we expect that the stimulus funding may generate beneficial contributions to our performance in the quarters ahead, we anticipate that over the next year it will primarily serve to replace business that may be lost as a result of the deteriorating U.S. economy rather than generating additional growth for our lines of business.  Overall, we believe that our Energy and Environmental segments will be strong contributors in the coming quarters, and the outlook for Infrastructure, while still dependent on funding, remains positive longer term.”

Conference Call Information

The Company will host its third-quarter fiscal 2009 financial results conference call this morning at 9:30 a.m. ET.  Those who wish to listen to the conference call via the live webcast should visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call.  For interested individuals unable to join the live conference call, an archived replay will be available on the Company’s website.

About TRC

TRC creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, energy, and infrastructure markets and is a leading provider of engineering, consulting, and construction management services to commercial and government customers across the country. For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; regulatory uncertainty; the availability of funding for government projects; the level of demand for our services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; changes in our senior management; the results of outstanding litigation; risks arising from either failure to identify, or from identified material weaknesses in our internal controls over financial reporting or our inability to effectively remedy such weaknesses; our inability to comply with the terms of our credit facility and our lenders’ future unwillingness to waive our noncompliance; and general political or economic conditions.  Furthermore, market trends are subject to changes which could adversely affect future results. See additional discussion in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in our other filings with the Securities and Exchange Commission.

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 27,	March 28,	March 27,	March 28,
	2009	2008	2009	2008
Gross revenue	$97,905	$107,994	$326,767	$342,580
Less subcontractor costs and other direct reimbursable charges	34,188	42,522	135,569	139,528
Net service revenue	63,717	65,472	191,198	203,052

Interest income from contractual arrangements	253	962	1,643	3,040
Insurance recoverables and other income	479	651	14,041	2,196

Operating costs and expenses:
Cost of services	53,469	58,638	169,769	174,696
General and administrative expenses	7,318	9,734	24,834	26,385
Provision for doubtful accounts	942	658	2,616	2,163
Goodwill and intangible asset write-offs	—	—	21,438	76,678
Depreciation and amortization	1,524	1,895	5,292	6,021
	63,253	70,925	223,949	285,943
Operating income (loss)	1,196	(3,840)	(17,067)	(77,655)
Interest expense	673	968	2,406	2,962
Income (loss) from operations before taxes, minority interest and equity in losses	523	(4,808)	(19,473)	(80,617)
Federal and state income tax provision (benefit)	24	101	(644)	12,439
Minority interest	—	5	—	62
Income (loss) from operations before equity in losses	499	(4,904)	(18,829)	(92,994)
Equity in losses from unconsolidated affiliates	—	—	—	(12)
Net income (loss)	$499	$(4,904)	$(18,829)	$(93,006)

Basic earnings (loss) per common share	$0.03	$(0.26)	$(0.98)	$(4.99)
Diluted earnings (loss) per common share	$0.03	$(0.26)	$(0.98)	$(4.99)

Weighted-average shares outstanding:
Basic	19,344	18,775	19,244	18,642
Diluted	19,359	18,775	19,244	18,642

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(Unaudited)

	March 27,	June 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$292	$1,306
Accounts receivable, less allowance for doubtful accounts	108,009	124,202
Insurance recoverable - environmental remediation	22,481	9,028
Income taxes refundable	293	532
Restricted investments	27,794	32,213
Prepaid expenses and other current assets	16,099	16,461
Total current assets	174,968	183,742

Property and equipment, at cost	50,134	55,595
Less accumulated depreciation and amortization	36,021	37,380
	14,113	18,215
Goodwill	35,119	54,465
Investments in and advances to unconsolidated affiliates and construction joint ventures	541	548
Long-term restricted investments	51,884	76,216
Long-term prepaid insurance	48,594	51,081
Other assets	10,769	13,052
Total assets	$335,988	$397,319

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$24,976	$27,366
Accounts payable	43,180	55,519
Accrued compensation and benefits	22,429	24,914
Deferred revenue	39,467	40,161
Environmental remediation liabilities	879	1,473
Other accrued liabilities	49,691	41,546
Total current liabilities	180,622	190,979
Non-current liabilities:
Long-term debt, net of current portion	2,321	11,944
Long-term income taxes payable	1,052	910
Long-term deferred revenue	104,174	127,846
Long-term environmental remediation liabilities	7,502	7,969
Total liabilities	295,671	339,648

Commitments and contingencies
Shareholders’ equity:
Capital stock:
Preferred, $.10 par value; 500,000 shares authorized, no shares issued and outstanding	—	—
Common, $.10 par value; 30,000,000 shares authorized, 19,347,957 and 19,344,475 shares issued and outstanding, respectively, at March 27, 2009, and 19,093,555 and 19,090,073 shares issued and outstanding, respectively, at June 30, 2008	1,935	1,909
Additional paid-in capital	155,202	153,259
Accumulated deficit	(116,355)	(97,526)
Accumulated other comprehensive (loss) income	(432)	62
Treasury stock, at cost	(33)	(33)
Total shareholders’ equity	40,317	57,671
Total liabilities and shareholders’ equity	$335,988	$397,319